EXHIBIT 99.1
Filed by Midwest Banc Holdings, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Midwest Banc Holdings, Inc.
Registration No. 333-160985
     Midwest Banc Holdings, Inc. Extends Expiration Date for Exchange Offer
•	Expiration date for Exchange Offer extended to January 21, 2010 at 5:00 p.m. New York City time

•	Approximately 71% of Depositary Shares Tendered Through January 14, 2010
     MELROSE PARK, Ill. — January 15, 2010 — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) (the “Company”), the holding company for Midwest Bank and Trust Company (the “Bank”), today announced that, in connection with its offer to exchange up to 17,250,000 shares of its Common Stock for outstanding Depositary Shares, $25.00 liquidation amount per share, each representing a 1/100th fractional interest in a share of the Company’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock that commenced on December 3, 2009 (the “Exchange Offer”), it has extended the expiration date for the Exchange Offer until 5:00 p.m., New York City time, on Thursday, January 21, 2010, unless further extended. The Exchange Offer was scheduled to expire at 5:00 p.m., New York City time, on January 14, 2010. Except for the extension of the expiration date, all other terms of the Exchange Offer remain as set forth in the Company’s prospectus related to the Exchange Offer, as supplemented. The previously announced exchange ratio of 7.0886 shares of Common Stock for each Depositary Share will not be affected by the announced extension of the Exchange Offer.
     As of 5:00 p.m. New York City time on January 14, 2010, 1,222,270 Depositary Shares representing approximately 71% of the 1,725,000 Depositary Shares outstanding had been validly tendered and not withdrawn. The Company has extended the Exchange Offer to permit further solicitation of tenders of Depositary Shares and of voting instructions from holders of Depositary Shares in connection with the proposals to amend the Company’s charter to eliminate certain rights with respect to dividends on the Series A Preferred Stock and the election of directors and the proposal to authorize the issuance of senior preferred stock to the U.S. Treasury, should such transaction occur, as further described in the prospectus for the Exchange Offer and related Depositary Shares proxy statement. The Company also reiterated its intention, as disclosed in the prospectus, to delist any remaining Depositary Shares from Nasdaq following completion of the Exchange Offer. The special meeting of the holders of the Company’s Series A Preferred Stock was adjourned on January 14, 2010 and will reconvene on Thursday, January 21, 2010 at 6:30 p.m., New York City time at the Company’s main office 501 West North Avenue, Melrose Park, Illinois.

     “We are pleased with the number of shares tendered to date and feel confident that we can improve these results by extending the expiration date a few days” said Roberto R. Herencia, the Company’s Chief Executive Officer. “An increase in the number of shares tendered will maximize the benefits of the Exchange Offer and facilitate the completion of the other components of our capital plan.”
About Midwest
     We are the holding company for Midwest Bank and Trust Company, a half century old community bank with $3.5 billion in assets at September 30, 2009. We have two principal operating subsidiaries: Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest Bank has 26 locations serving the diverse needs of both urban and suburban Chicagoland businesses and consumers through its Commercial Banking, Wealth Management, Corporate Trust and Retail Banking areas.
Additional Information Regarding the Exchange Offer
     The Company has filed a Registration Statement on Form S-4 (which includes the Company’s prospectus dated December 3, 2009 and accompanying proxy statements (the “Original Prospectus”), as amended and supplemented by the prospectus supplement, dated January 8, 2010 (the “Prospectus Supplement”)) with the SEC for the Exchange Offer to which this communication relates. You should read the Original Prospectus in that Registration Statement, as supplemented by the Prospectus Supplement, and other documents the Company has filed with the SEC for more complete information about the Company and the Exchange Offer. You can access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The complete terms and conditions of the Exchange Offer are set forth in the Original Prospectus, as amended by the Prospectus Supplement, and the related Letter of Transmittal, copies of which documents are available at http://www.morrowco.com/midwest.htm and from Morrow & Co., LLC, the information agent, at (800) 483-1314 or, for banks and brokerage firms, at (203) 658-9400.
     This press release is not an offer to sell, purchase or exchange or a solicitation of acceptance of an offer to sell, purchase or exchange any security of the Company, which may be made only pursuant to the terms of the Original Prospectus as supplemented by the Prospectus Supplement and related Letter of Transmittal, as applicable. This press release is not a solicitation of a proxy or voting instruction related to any meeting of the securityholders of the Company.
Forward-Looking Statements
     This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements as to expectations regarding the Company’s Capital Plan, the Exchange Offer and any other statements regarding the Company’s expectations or future results, plans or strategies. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. These statements should be reviewed in conjunction with the Company’s Annual Report on Form 10-K, including the information under “Risk Factors” therein, its Quarterly Reports on Form 10-Q and other publicly available information filed by the Company regarding the Company. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company, and should be considered in evaluating forward-looking statements contained herein.
Contacts:
Midwest Banc Holdings, Inc.
John B. Pelling, III,
708-498-2013
Vice President — Investor Relations
IR@midwestbank.com
Media
Chris Robling, 312-658-0445
crobling@jaynethompson.com